EXHIBIT 10.12


                        NONCOMPETITION AGREEMENT


            Noncompetition Agreement (the "Agreement") dated as of December 10, 1993 by and among The British Petroleum p.l.c., an English Company ("BP"), and TA Operating Corporation, a Delaware corporation ("Buyer").


                                RECITALS

            WHEREAS, BP's subsidiaries, BP Exploration & Oil, Inc., an Ohio corporation ("BP E&O"), and Truckstops Corporation of America Inc., a Delaware corporation ("TA" and together with BP E&O, the "Sellers"), have been engaged in the business of owning and operating a national auto/truckstop network (the "Business");

            WHEREAS, in connection with the Business the Sellers sell gasoline, petroleum distillates and other petroleum products and related goods and services to trucks operating throughout the United States, including certain national and regional fleet customers;

            WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of July 22, 1993, by and among Sellers and Buyer (as such agreement may be amended from time to time, the "Asset Purchase Agreement"), Buyer is acquiring (the "Acquisition") on the date hereof from Sellers the goodwill and substantially all of the assets of the Business;

            WHEREAS, Buyer would not have entered into the Asset Purchase Agreement if BP had not agreed to execute this Noncompetition Agreement;

            WHEREAS, Buyer intends to carry on the Business formerly conducted by Sellers;

            WHEREAS, the goodwill of the Business would be adversely affected if any member of the BP Group (including, without limitation, the Sellers) were to compete with Buyer in the Business; and

            WHEREAS, BP understand and acknowledges that its execution and delivery of this Agreement is a material inducement and condition precedent to the consummation of the Acquisition.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth






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herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

            1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below.

            "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

            "BP Group" means The British Petroleum Company p.l.c. and its direct and indirect subsidiaries (subsidiary means direct or indirect ownership of 50% or more of the voting power of such person).

            "Jobber Truckstop Facility" means a Truckstop Facility that is owned or operated by a Person, other than a member of the BP Group, who is authorized to sell motor fuel in connection with the Marks.

            "Marks" mean, collectively, the servicemark and the trademark "BP".

            "Person" means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or other agency or political subdivision thereof.

            "Truck" means any motor vehicle with more than two (2) axles.

            "Territory" means the United States of America, including each and every county, city and other political subdivision thereof. The parties hereto agree that this definition of "Territory" shall be deemed to include each and every county located in the Territory as if fully set forth herein.

            "Truckstop Facility" means any facility, whether now in existence or constructed in the future, wherever located, that (A) derives a majority of its motor fuel revenues from the sale of motor fuel for use by Trucks and (B) derives a material portion of its revenues from the sale of motor fuel for use by Trucks and (C) is located within two miles of an interstate highway. Notwithstanding the foregoing, a facility in existence on the date hereof which currently sells BP branded motor fuel shall not be deemed to be a Truckstop Facility.







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            2.    NONCOMPETITION.

                  (a) For a period of seven (7) years commencing on the date hereof (the "Term"), without the prior written approval of Buyer, no entity within the BP Group will (i) own, manage, control, operate or franchise any Truckstop Facility located in the Territory or (ii) license, franchise or otherwise authorize any Person (other than Buyer and its licensees) to own, operate, control or manage a Truckstop Facility under any of the Marks (or sell any motor fuel in connection with the Marks at any Truckstop Facility located in the Territory), where, in the case of this clause (ii), such Truckstop Facility is located either within twenty-five (25) miles or within two (2) interstate interchanges of one of the eighteen (18) BP-branded truckstop facilities Buyer is acquiring from Sellers (the "BP-Branded Buyer Truckstop"), a list of which is set forth on the attached Schedule 1. If a BP-Branded Buyer Truckstop ceases using the Marks, it will thereafter no longer be deemed to be a BP-Branded Buyer Truckstop.

                  (b)  Notwithstanding anything in Section 2(a) to the contrary:

                        (i) the BP Group may consummate (by merger, consolidation, stock purchase, asset acquisition or otherwise) an acquisition of the business or assets of any Person (the "Acquired Person"); PROVIDED, that (w) the principal business of the Acquired Person does not consist of the ownership, operation, management, franchising or leasing of Truckstop Facilities or the provision of services or the sale of goods to Trucks or Truck drivers; (x) in the one year period preceding such acquisition a majority of the consolidated revenues of the Acquired Person were not derived from the provision of services or the sale of goods to Trucks or Truck drivers; (y) the number of Truckstop Facilities owned, operated, managed, franchised or leased by the Acquired Person does not increase above the number of Truckstop Facilities owned, operated, managed or leased by the Acquired Person on the date of such acquisition; and
(z) none of the Marks are utilized in connection with the sale of motor fuel at any Truckstop Facilities owned, operated, managed, franchised or leased by the Acquired Person;

                        (ii) in the event of any sale of BP E&O (whether by merger, consolidation, sale of stock, sale of assets or otherwise) to another Person (the "Acquiring Person"), the Acquiring Person shall not be bound (but the BP Group shall continue to be bound) by the provisions of Section 2(a) hereof; PROVIDED, that prior to consummation of such sale, the Sellers shall cause the Acquiring Person to expressly agree to not utilize any of the Marks in any way






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in connection with the sale of motor fuel at any Truckstop Facility then or thereafter owned, operated, managed or leased, directly or indirectly, by the Acquiring Person; and

                        (iii) the BP Group may freely license, franchise or otherwise authorize any Person (other than a member of the BP Group) to own, operate, control or manage a Jobber Truckstop Facility, and/or to sell motor fuel in connection with the Marks at a Jobber Truckstop Facility, provided, that such Jobber Truckstop Facility is neither within twenty-five (25) miles of the nearest BP-Branded Buyer Truckstop nor is within two interstate interchanges of the nearest BP-Branded Buyer Truckstop.

            3. NONSOLICITATION. During the two year period commencing on the date hereof, no entity within the BP Group will, directly or indirectly, either for its own account or for the account of any other Person, solicit, entice, persuade, induce or attempt to solicit, entice, persuade or induce any headquarters employee (other than secretaries or other employees with job levels the same or lower than a secretary's job level) of the Buyer, National Auto/Truckstops Holdings Corporation ("Holdings") or National Auto/Truckstops, Inc. ("National") to terminate, alter or refrain from extending or renewing any contractual or other relationship of such employee with the Buyer, Holdings or National; PROVIDED, HOWEVER, that nothing in this Section 3 shall prohibit any member of the BP Group from engaging in any form of generalized advertising that does not directly target or involve the direct solicitation of any employee of the Buyer, Holdings or National.

            4. PAYMENT. Buyer agrees to pay BP by direct authenticated transfer to BP's account with Citibank, N.A., New York, A.B.A.# 0210-0008-9 for credit to Account No. 40550445 the sum of Nine Million United States Dollars (US$9,000,000) on the Closing Date. Such Nine Million United States Dollar payment shall be deemed a part of the purchase price to be paid by Buyer to BP on the Closing Date pursuant to the Asset Purchase Agreement. Such payment will be made without any deduction or withholding for or on account of any tax.

            5. REPRESENTATIONS. BP has provided Buyer with a copy of its Form 1001 (attached as Schedule 2) relating to this Agreement. BP represents that (a) it is fully eligible for the benefits of the "Other Income" provisions of
Article 5 of the U.S.-U.K. Income Tax Convention (the "Treaty"), with respect to any payment described in Section 4 hereof and received or to be received by it in connection with this Agreement, and (b) no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Untied States, as defined in Article 5






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of the Treaty. BP agrees to indemnify and hold the Buyer harmless from all costs, penalties, expenses or withholding tax subsequently imposed as a result of the Buyer's payments to BP under this Agreement or the Purchase Agreement.

            6. SEVERABILITY; SEPARATE COVENANTS. If any provision of this Agreement shall be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law. Without limiting the generality of the foregoing, the covenants contained in this Agreement shall be deemed to consist of a series of separate covenants, one for each state included within the Territory. Sellers expressly acknowledge and agree that the character, duration and geographic scope of the covenants contained in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. However, should a determination nonetheless be made by a court or arbitrator at a later date that the character, duration or geographic scope of the covenants contained in this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the parties that this Agreement shall be construed by the court or arbitrator (as applicable) in such a manner as to impose only those restrictions on the conduct of Sellers which are reasonable in light of the circumstances as they then exist and as are necessary to assure Buyer of the intended benefit of this Agreement. If, in any judicial proceeding, a court or arbitrator (as applicable) shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure Buyer of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

            7. ENFORCEMENT OF COVENANTS. The existence of any claim or cause of action of Sellers or any of their Affiliates and entities in which it may be a joint venturer or a partner against either Buyer or any other Person, whether predicated on this Agreement, the Asset Purchase Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and agreements contained herein.

            8. SUCCESSORS AND ASSIGNS. Buyer shall have the right to assign any or all of its rights and obligations hereunder to any of Buyer's Affiliates or lenders, or to any successor in interest of Buyer whether by merger, consoli-






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dation, purchase of assets, dissolutions, liquidation or otherwise.

            9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York without regard to the conflict of laws principles thereof.

            10. AMENDMENT. This Agreement may be modified or amended only by a written instrument duly executed by each party hereto.

            11. WAIVER. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a continuing waiver or as a waiver of any other right or of the same or a similar right on another occasion. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof by Buyer, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege of Buyer.

            12. ENTIRE AGREEMENT. This Agreement, together with the Asset Purchase Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

            13. HEADINGS. The headings of each section of this Agreement are for convenience of reference only and shall not limit, control or otherwise affect in any way, the meaning thereof.

            14. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when






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so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.


            IN WITNESS WHEREOF, the parties hereto have caused this Noncompetition Agreement to be executed by their respective authorized representatives as of the date first above written.


                              THE BRITISH PETROLEUM COMPANY P.L.C.


                              By: /s/ David J. Atton
                                 -----------------------------
                                 Name: David J. Atton
                                 Title: Vice President


                              TA OPERATING CORPORATION


                              By: /s/ Rowan G.P. Taylor
                                 -----------------------------
                                 Name: Rowan G.P. Taylor
                                 Title: Vice President &
                                        Assistant Secretary